Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES RECEIVES PROPOSAL FOR $3.925 BILLION IN NEW EQUITY CAPITAL FROM FAIRHOLME CAPITAL MANAGEMENT AND PERSHING SQUARE CAPITAL MANAGEMENT

Along with Proposed Brookfield Investment, Proposal if Accepted Would Provide More Than $6.5 Billion of New Equity Capital

To Facilitate Pershing Square’s Participation in Connection with the Proposal, William Ackman Resigns from GGP’s Board of Directors

CHICAGO, IL (March 8, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced that it has received a proposal from Fairholme Capital Management, LLC, one of its largest unsecured creditors, and Pershing Square Capital Management, one of GGP’s largest equity holders and a significant unsecured creditor, in which Fairholme and Pershing Square would commit $3.925 billion of new equity capital at a value of $15.00 per share to facilitate GGP’s emergence from bankruptcy.  Together with the previously announced $2.625 billion proposal from Brookfield Asset Management, Inc., this proposal, if accepted, would provide GGP with more than $6.5 billion of committed equity capital.  The Company believes that this combined equity capital along with its anticipated new $1.5 billion debt issuance — or the reinstatement of a comparable amount of existing debt — would, if accepted, deliver substantially all of the cash required to fulfill the Company’s capital needs in connection with its emergence from bankruptcy and provide unsecured creditors with par plus accrued interest in cash.

The GGP Board of Directors will study the proposal consistent with its fiduciary duties.  The proposal remains subject to approval by the Board of Directors, approval by the Bankruptcy Court of proposed fees in the form of warrants and higher and better offers.

“The proposal from Fairholme and Pershing Square builds on the significant momentum we have created to return GGP to a strong financial foundation for the future,” said Adam Metz, Chief Executive Officer of GGP.  “Our goal is to raise capital in the most cost-efficient way to maximize value for all of our stakeholders.  We are pleased with the support shown by one of our largest unsecured debt holders and one of our largest equity holders.”

In connection with the proposal, Pershing Square Capital Management’s William Ackman has resigned from GGP’s Board of Directors.  “Bill Ackman has made significant contributions to GGP during his time on the Board.  We understand his decision to resign to facilitate Pershing Square’s participation in this proposal,” continued Mr. Metz.

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CONTACT: David Keating, Corporate Communications, (312) 960-6325, david.keating@ggp.com

Under the terms of the proposal, $3.8 billion would be used to purchase shares of GGP stock at $10.00 per share, and $125 million will be used to backstop the remaining portion of a $250 million rights offering by General Growth Opportunities, a new company that will own certain non-core assets, at a price of $5.00 per share.  Furthermore, the Company would have the right to reduce the $3.8 billion by $1.9 billion to the extent it is able to raise equity capital on more attractive terms.  The proposal from Fairholme and Pershing Square is not subject to due diligence.

As previously announced, GGP reached an agreement in principle with Brookfield Asset Management Inc., one of the world’s largest real estate investors and asset managers, to invest $2.625 billion in a proposed recapitalization of GGP at a plan value of $15.00 per share and provide par plus accrued interest to unsecured creditors.  The proposed equity commitment from Brookfield is not subject to due diligence and is subject to definitive documentation, approval by the Bankruptcy Court of proposed fees in the form of warrants and higher and better offers.  The proposal is designed to maximize value for all GGP stakeholders and enable a restructured GGP to emerge from bankruptcy on a standalone basis with a diverse portfolio of high-quality income-producing assets, strong cash flow and a solid balance sheet capitalized principally with long-term non-recourse debt.

ABOUT GGP
GGP currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the bankruptcy filings of the debtors, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness, the Company’s ability to implement a plan or plans of reorganization to emerge from bankruptcy, our ability to raise additional capital though equity issuances, asset sales or incurrence of new debt, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.

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